Exhibit 99.2

GlycoMimetics enters into acquisition agreement with Crescent Biopharma

Following closing, the combined company will advance Crescent’s portfolio of precision-engineered biologics to improve outcomes for patients with solid tumors

Crescent’s lead program CR-001, a tetravalent PD-1 x VEGF bispecific antibody incorporating the cooperative binding mechanism underpinning recent immuno-oncology breakthrough, expected to have preliminary proof of concept data in 2H26

Crescent pipeline also includes two novel antibody-drug conjugates with topoisomerase inhibitor payloads, CR-002 and CR-003

Concurrent financing of approximately $200 million anticipated to fund operations through 2027

Companies to hold a conference call on Tuesday October 29, at 8:00am EDT

ROCKVILLE, Md.--(BUSINESS WIRE)--October 29, 2024 -- GlycoMimetics, Inc. (NASDAQ: GLYC) announced today it has entered into an acquisition agreement with Crescent Biopharma, Inc. (“Crescent”), a privately held biotechnology company advancing a pipeline of oncology therapeutics designed to treat solid tumors. Upon completion of the transaction, the Company plans to operate under the name Crescent Biopharma, Inc.

In support of the acquisition, a syndicate of investors led by Fairmount, Venrock Healthcare Capital Partners, BVF Partners, and a large investment management firm, with participation from Paradigm BioCapital, RTW Investments, Blackstone Multi-Asset Investing, Frazier Life Sciences, Commodore Capital, Perceptive Advisers, Deep Track Capital, Boxer Capital Management, Soleus, Logos Capital, Driehaus Capital Management, Braidwell LP, and Wellington Management, has committed $200 million to purchase GlycoMimetics common stock and GlycoMimetics pre-funded warrants to purchase its common stock. The transaction is expected to close in the second quarter of 2025. The financing is expected to close immediately following the completion of the transaction. The Company’s cash balance at closing is anticipated to fund operations through 2027, including advancement of the Company’s lead program CR-001, a tetravalent PD-1 x VEGF bispecific antibody, through preliminary proof of concept clinical data in solid tumor patients expected in the second half of 2026.

“Crescent was founded to harness recent breakthroughs in immuno-oncology and antibody-drug conjugates that pave the way for a next generation of therapies for patients with solid tumors,” said Jonathan Violin, interim CEO at Crescent and Venture Partner at Fairmount. “Our lead program CR-001 was precision engineered to impart a cooperative binding pharmacology for VEGF x PD-1 bispecific blockade; this mechanism recently demonstrated superior efficacy to the anti-PD1 antibody pembrolizumab in a third party head-to-head Phase 3 clinical trial. The specific level of cooperativity engineered into CR-001 reflects a delicate mechanistic balance, which is essential to our confidence in this program. This transaction and financing enable a potentially rapid development path for CR-001, and for the antibody drug conjugate programs CR-002 and CR-003.”

Crescent is the fifth company to launch with assets discovered and developed by Paragon Therapeutics. CR-001, a tetravalent PD-1 x VEGF bispecific antibody, matches the format and pharmacology of ivonescimab, which delivered superior efficacy compared to the current market leader pembrolizumab in a large third party Phase 3 trial. In addition to CR-001, Crescent is developing CR-002 and CR-003, antibody-drug conjugates (ADCs) against undisclosed targets using topoisomerase inhibitor payloads; ADCs with topoisomerase inhibitor payloads have shown improved efficacy and safety compared to ADCs with alternative payloads.

The Company anticipates that the IND for CR-001 will be filed in 4Q25 or 1Q26, and interim Phase 1 data from patients is expected in 2H26. CR-002, Crescent’s first ADC program, is designed to be best-in-class and is expected to initiate Phase 1 in 2026; the Company plans to disclose the target for CR-002 as the program approaches the clinic.

The Company intends to determine potential paths forward for its late stage clinical candidate, Uproleselan, including by supporting continued data analyses of Uproleselan from NCI, its corporate partner for China, Apollomics, and investigator initiated studies.

“We are confident that our transaction with Crescent represents a significant opportunity for GlycoMimetics and its stockholders,” said Harout Semerjian, CEO of GlycoMimetics. “This transaction is the result of a comprehensive strategic review, and with additional funding for Crescent’s portfolio of novel biologics, we believe the company is well-positioned to carry forward the mission of seeking to improve the lives of patients.”

About the Proposed Transactions

Under the terms of the acquisition agreement, the pre-acquisition GlycoMimetics stockholders are expected to own approximately 3.1% of the combined Company and the pre-acquisition Crescent stockholders (inclusive of those investors participating in the pre-closing financing) are expected to own approximately 96.9% of the company. The percentage of the company that GlycoMimetics’s stockholders will own as of the closing of the acquisition is subject to adjustment based on the amount of GlycoMimetics’s net cash at the closing date.

The transaction has received approval by the Board of Directors of both companies and is expected to close in the second quarter of 2025, subject to certain closing conditions, including, among other things, approval by the stockholders of each company and the satisfaction of customary closing conditions.

The company will be named Crescent Biopharma, Inc. and be led by Jonathan Violin, Ph.D., Crescent’s interim Chief Executive Officer, who will be joined on Crescent’s Board of Directors by Peter Harwin, Managing Member of Fairmount. Wedbush PacGrow is serving as strategic advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to Crescent. Jefferies, TD Cowen, Stifel, and LifeSci Capital are serving as the placement agents to Crescent. Covington is serving as legal counsel to the placement agents. Lucid Capital Markets is serving as financial advisor and Sidley Austin is serving as legal counsel to GlycoMimetics.

Conference Call Details

The companies plan to hold a joint conference call on October 29, 2024 at 8:00 AM EDT to discuss the merger details.

To access the call by phone, please go to this registration link and you will be provided with dial in details. Participants are encouraged to connect 15 minutes in advance of the scheduled start time.

A live webcast of the call will be available on the “Investors” tab on the GlycoMimetics website. A webcast replay will be available for 30 days following the call.

About GlycoMimetics

GlycoMimetics is a late clinical-stage biotechnology company discovering and developing glycobiology-based therapies for cancers, including AML, and for inflammatory diseases. The company’s scientific approach is based on an understanding of the role that carbohydrates play in cell recognition. Its specialized chemistry platform can be used to discover small molecule drugs, known as glycomimetics, that alter carbohydrate-mediated recognition in diverse disease states, including cancers and inflammation. The company’s goal is to develop transformative therapies for diseases with high unmet medical need. GlycoMimetics is headquartered in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

About Crescent Biopharma

Crescent Biopharma is a biotechnology company dedicated to advancing novel precision engineered molecules targeting validated biology to advance care for patients with solid tumors. The company’s pipeline of three programs harnesses proven biology to accelerate the path to market for potentially best in class therapeutics. For more information, visit www.crescentbiopharma.com

Forward Looking Statements

Certain statements in this press release, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, concerning GlycoMimetics, Crescent, the proposed pre-closing financing and the proposed acquisition by GlycoMimetics of Crescent (collectively, the “Proposed Transactions”) and other matters. These forward-looking statements include, but are not limited to, express or implied statements relating to GlycoMimetics’s and Crescent’s management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the Proposed Transactions and the expected effects, perceived benefits or opportunities, including investment amounts from investors and expected proceeds, and related timing with respect thereto, expectations regarding or plans for discovery, preclinical studies, clinical trials and research and development programs, in particular with respect to CR-001, and any developments or results in connection therewith, including the target product profile of CR-001; the anticipated timing of the commencement of and results from those studies and trials; expectations regarding the use of proceeds, the sufficiency of post-transaction resources to support the advancement of Crescent’s pipeline through certain milestones and the time period over which Crescent’s post-transaction capital resources will be sufficient to fund its anticipated operations; the cash balance of the combined entity at closing; expectations regarding the treatment of solid tumors; and expectations related to GlycoMimetics’s late stage clinical candidate, Uproleselan. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting GlycoMimetics, Crescent or the Proposed Transactions will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of GlycoMimetics and Crescent) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the conditions to the closing or consummation of the Proposed Transactions are not satisfied, including GlycoMimetics’s failure to obtain stockholder approval for the proposed merger; the risk that the proposed pre-closing financing is not completed in a timely manner or at all; uncertainties as to the timing of the consummation of the Proposed Transactions and the ability of each of GlycoMimetics and Crescent to consummate the transactions contemplated by the Proposed Transactions; risks related to GlycoMimetics’s continued listing on Nasdaq until closing of the Proposed Transactions and the combined company’s ability to remain listed following the Proposed Transactions; risks related to GlycoMimetics’s and Crescent’s ability to correctly estimate their respective operating expenses and expenses associated with the Proposed Transactions, as applicable, as well as uncertainties regarding the impact any delay in the closing of any of the Proposed Transactions would have on the anticipated cash resources of the resulting combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash resources; the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the Proposed Transactions; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the business combination between GlycoMimetics and Crescent; the effect of the announcement or pendency of the merger on GlycoMimetics’s or Crescent’s business relationships, operating results and business generally; costs related to the merger; as a result of adjustments to the exchange ratio, Crescent stockholders and GlycoMimetics stockholders could own more or less of the combined company than is currently anticipated; the outcome of any legal proceedings that may be instituted against GlycoMimetics, Crescent or any of their respective directors or officers related to the merger agreement or the transactions contemplated thereby; the ability of GlycoMimetics and Crescent to protect their respective intellectual property rights; competitive responses to the Proposed Transactions; unexpected costs, charges or expenses resulting from the Proposed Transactions; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Proposed Transactions; failure to realize certain anticipated benefits of the Proposed Transactions, including with respect to future financial and operating results; the risk that GlycoMimetics stockholders receive more or less of the cash dividend than is currently anticipated; legislative, regulatory, political and economic developments; and those uncertainties and factors described under the heading “Risk Factors” and “Business” in GlycoMimetics’s most recent Annual Report on Form 10-K filed with the SEC on March 27, 2024, as well as discussions of potential risks, uncertainties, and other important factors included in other filings by GlycoMimetics from time to time, any risk factors related to GlycoMimetics or Crescent made available to you in connection with the Proposed Transactions, as well as risk factors associated with companies, such as Crescent, that operate in the biopharma industry. Should one or more of these risks or uncertainties materialize, or should any of GlycoMimetics’s or Crescent’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Neither GlycoMimetics nor Crescent undertakes or accepts any duty to release publicly any updates or revisions to any forward-looking statements. This press release does not purport to summarize all of the conditions, risks and other attributes of an investment in GlycoMimetics or Crescent.

No Offer or Solicitation

This press release and the information contained herein is not intended to and does not constitute (i) a solicitation of a proxy, consent or approval with respect to any securities or in respect of the Proposed Transactions or (ii) an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities pursuant to the Proposed Transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except in accordance with the requirements of the Securities Act of 1933, as amended, or an exemption therefrom. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, no public offer will be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESS RELEASE IS TRUTHFUL OR COMPLETE.

Important Additional Information about the Proposed Transaction Will be Filed with the SEC

This press release is not a substitute for the proxy statement or for any other document that GlycoMimetics may file with the SEC in connection with the Proposed Transactions. In connection with the Proposed Transactions between GlycoMimetics and Crescent, GlycoMimetics intends to file relevant materials with the SEC, including a proxy statement of GlycoMimetics. GLYCOMIMETICS URGES INVESTORS AND STOCKHOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GLYCOMIMETICS, CRESCENT, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed by GlycoMimetics with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Stockholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Proposed Transactions. In addition, investors and stockholders should note that GlycoMimetics communicates with investors and the public using its website (https://https://ir.glycomimetics.com/investor-relations).

Participants in the Solicitation

GlycoMimetics, Crescent and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Proposed Transactions. Information about GlycoMimetics’s directors and executive officers, including a description of their interests in GlycoMimetics, is included in GlycoMimetics’s most recent Annual Report on Form 10-K, including any information incorporated therein by reference, as filed with the SEC. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the Proposed Transactions when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Investor Contact:

Argot Partners
Leo Vartorella
212-600-1902
Glycomimetics@argotpartners.com

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